Dear Stockholder:                                       March 19, 1999

     You are cordially invited to attend the 1999 Annual General Meeting of Stockholders of Cavanaughs Hospitality Corporation at 9:00 a.m. on Monday, April 19, 1999, at Cavanaughs Ridpath Hotel, 515 W. Sprague Avenue, Spokane, Washington.

     The accompanying Notice of 1999 Annual General Meeting of Stockholders and the Proxy Statement describe the matters to be presented at the meeting.

     Whether or not you plan to attend the meeting, we hope you will have your stock represented by completing, signing, dating and returning your proxy card in the enclosed postage-paid envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.

     Sincerely,


     Donald K. Barbieri
     Chairman of the Board,
     President and Chief Executive Officer

     IMPORTANT

     A Proxy Statement and proxy card are enclosed. All stockholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any stockholder attending the meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

     IT IS IMPORTANT THAT YOUR STOCK BE VOTED.

     NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

     APRIL 19, 1999

     To the Stockholder:

     The 1999 Annual General Meeting of Stockholders of Cavanaughs Hospitality Corporation will be held at the 9:00 a.m. on Monday, April 19, 1999, at Cavanaughs Ridpath Hotel, 515 W. Sprague Avenue, Spokane, Washington for the following purposes:

     (1) To elect two directors to hold office until the expiration of their respective terms three year terms and until their respective successors are elected and qualified;

     (2) To ratify the appointment of PricewaterhouseCoopers LLP as auditors for Cavanaughs Hospitality Corporation for 1999; and

     (3) To transact such other business as may properly come before the meeting and any adjournment and postponement thereof.

     Nominees for directors are named in the enclosed Proxy Statement. March 5, 1999 has been set as the record date for the meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. STOCKHOLDERS ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY.

          By Order of the Board of Directors
          Richard L.Barbieri
          General Counsel
          Spokane, Washington
          March 19, 1999


     The 1998 Annual Report of Cavanaughs Hospitality Corporation accompanies this Proxy Statement.

     1999 PROXY STATEMENT

     GENERAL

     The enclosed proxy is solicited by the Board of Directors of Cavanaughs Hospitality Corporation (the "Company") for use at the 1999 Annual General Meeting of Stockholders to be held at 9:00 a.m. on Monday, April 19, 1999, at Cavanaughs Ridpath Hotel, 515 W. Sprague Avenue, Spokane, Washington, and at any adjournment or postponement thereof (the "Meeting"). Only holders of record of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), at the close of business on March 5, 1999 will be entitled to notice of and to vote at the Meeting. On that date, the Company had 12,660,847 shares of Common Stock outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote.

     The address of the Company's principal executive offices is 201 West North River Drive, Suite 100, Spokane, Washington 99201.

     This Proxy Statement and the accompanying proxy are being mailed to the Company's stockholders on or about March 19, 1999.

     VOTING

     Shares of Common Stock for which proxies are properly executed and returned will be voted at the Meeting in accordance with the directions noted thereon or, in the absence of directions to the contrary, will be voted (i) "FOR" the election of the two nominees for the Board of Directors named on the following pages, provided that if any one or more of such nominees should become unavailable for election for any reason, such shares will be voted for the election of such substitute nominee or nominees as the Board of Directors may propose, and (ii) "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as auditors for the Company for 1999.
     Under Washington law, the Company's Articles of Incorporation and By-Laws, the presence at the Meeting, in person or by duly authorized proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum for the transaction of business. The two nominees for the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present in person or represented by proxy at the Meeting and entitled to vote shall be elected directors. The affirmative vote of a majority of shares entitled to vote and present in person or by proxy at the Meeting is required for approval of any other matters submitted to a vote of the shareholders. In the election of directors, an abstention or broker non-vote will have no effect on the outcome. In the case of any other matter, abstention from voting will have the practical effect of voting against such matter. Broker non-votes will be included in determining the presence of a quorum at the Meeting but will have no effect on the outcome of any matters, other than to reduce the number of "FOR" votes necessary to approve such matters.

     REVOCATION

     Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Company's General Counsel a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Meeting and electing to vote in person.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     In accordance with the Company's By-Laws, the Board of Directors has fixed the number of directors constituting the Board at seven, with all of the directors assigned to a classification based on the time for which they hold office. Two of the initial directors were assigned to hold office for a term expiring at the 1999 annual meeting of shareholders. Two of the initial directors were assigned to hold office for a term expiring at the 2000 annual meeting of shareholders. Three of the initial directors were assigned to hold office for a term expiring at the 2001 annual meeting of shareholders. At each annual meeting of shareholders, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. It is proposed that two directors be elected as the successors of the members of the class of directors whose term expires at the 1999 annual meeting of shareholders. The two directors to be elected will hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors shall have been elected and qualified. It is intended that votes will be cast pursuant to the accompanying proxy for the election of the two nominees named below, each of whom is currently a director of the Company whose term expires at the 1999 annual meeting of shareholders. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. The two nominees who receive the greatest number of votes cast by stockholders present in person or by proxy and certified to vote at the Meeting, a quorum being present, shall be elected directors.

     NOMINEES FOR THE BOARD OF DIRECTORS

     Richard L. Barbieri has been a Senior Vice President of the Company since September 1997, full-time General Counsel of the Company since 1995 and a Director of the Company since 1978. His most recent term of office as a Director began in 1998, when he was elected to the class of Directors whose term of office expires in 1999. From 1994 to 1997, Mr. Barbieri served as a Vice President of the Company. From 1978 to 1995, Mr. Barbieri served as outside counsel and Secretary of the Company, during which time he was engaged in the practice of law at Edwards and Barbieri, a Seattle law firm, and then at Riddell Williams (now Graham & James/Riddell Williams), a Seattle law firm, where he chaired the real estate practice group. Mr. Barbieri has also served as chairman of various committees of the State and County Bar Association and as a member of the governing board of the King County Bar Association. He also served as vice chairman of the Citizens' Advisory Committee to the Major League Baseball Stadium Public Facilities District in Seattle in 1996 and 1997. Mr. Barbieri is the brother of Donald and Thomas Barbieri and the brother-in-law of David Bell.

     Robert G. Templin became a Director of the Company upon consummation of the initial public offering of the Company, when he joined Mr. Barbieri in the class of Directors whose term of office expires in 1999. Mr. Templin has had 50 years of continuous experience in ownership, acquisition and disposition, transaction counseling, development, construction and management work in the lodging industry in the Northwest. From 1962 to 1983, he was Chief Executive Officer of Western Frontiers, a hotel operator. Since 1986, Mr. Templin has served as governor for District II for Best Western, Inc. In 1986, he built Templin's Resort and Conference Center. He served as president of the Idaho Inn Keepers Association from 1975 to 1976 and president of the Coeur d'Alene Chamber of Commerce in 1963. Mr. Templin also served on the Government Affairs Committee of Holiday Inn, Inc. from 1981 to 1982. In addition to his responsibilities as a Director of the Company, Mr. Templin will continue to represent the Company on the board of the Idaho Travel Council.

     MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors met eight times in 1998. All directors attended all of the meetings of the Board of Directors and its Committees on which they serve, with the exception of one excused absence due to a conflict in schedule.

     COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has established standing committees of its Board of Directors, including an Audit and a Compensation Committee. Each of these Committees is responsible to the full Board of Directors, and its activities are therefore subject to Board approval. The functions performed by these Committees are summarized below:

     AUDIT COMMITTEE. The Audit Committee is responsible for making recommendations concerning the engagement of the Company's independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. The members of the Audit Committee are Peter Stanton and Ronald Taylor. The Audit Committee was formed in April of 1998 following the initial public offering of the Company. The audit committee met once during 1998 to review the audit plan.

     COMPENSATION COMMITTEE. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other executives of the Company. This Committee also administers the Company's various incentive compensation and benefit plans and recommends the establishment of policies relating to such plans. The members of the Compensation Committee are Ronald Taylor and Peter Stanton. The Compensation Committee met three times in 1998.

     COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive any fees for their service on the Board of Directors or any committee thereof. The Company pays each of its non-employee Directors an annual fee equal to $6,000, 50% of which is payable in cash and 50% of which is payable in shares of Common Stock. In addition, each non-employee Director is paid $500 for attendance at each meeting of the Board of Directors and $250 for attendance at each meeting of a committee of the Board of Directors of which such Director is a member. In addition, the Company reimburses Directors for their out-of-pocket expenses incurred in connection with their service on the Board of Directors. At the initial public offering of the Company, each of the non-employee directors was granted options to purchase 10,000 shares of Common Stock of the Company at $15/share, on terms more fully described below (see "1998 Employment Contracts, Grants of Stock and Stock Options and Exercises" below).

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Common Stock as of February 28, 1999, by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director, (iii) the named executive officers and (iv) all directors and named executive officers as a group. The business address of each shareholder is 201 W. North River Drive, Suite 100, Spokane, Washington, 99201, with the exception of Eagle Asset Management, the address for which is: 880 Carillon Parkway, St. Petersburg, FL 33716.

     Names and Address of         Number of Shares        Percentage of
     Beneficial Owner             Beneficially Owned (1)  Common Stock (1)
     ---------------------------  ----------------------  ----------------

     Donald K. Barbieri (2)             3,650,635               28.5
     DKB and HHB Unity Trust              958,379                7.6
     Eagle Asset Management               815,275                6.4
     Barbieri Family Trust                652,288                5.0
     Thomas M. Barbieri                   559,618                4.2
     David M. Bell                        539,910                4.3
     Richard L. Barbieri (2)              537,697                4.2
     Arthur M. Coffey (3)                   7,938                 *
     Peter F. Stanton                       3,231                 *
     Ronald R. Taylor                      18,231                 *
     Robert G. Templin                    107,231                 *
     All directors and executive
       officers as a group (8
       persons)                         5,424,490               41.4%

     *Represents less than 1%


     (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of shares of Common Stock as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, outstanding stock includes 185,599 of Operating Partnership Units convertible to Common Stock.

     (2) Excludes 958,379 shares of Common Stock held by the DKB & HHB Unity Trust, an irrevocable trust, of which Donald Barbieri and his spouse Heather Barbieri are co-trustees, and Richard Barbieri is an alternate trustee for certain tax related decisions, and for which they disclaim beneficial ownership.

     (3) Includes 3,000 shares issuable under the Restricted Stock Grant Award which will be issued within 60 days. (See "1998 Employment Contracts, Grants of Stock and Stock Options and Exercises" below.)

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on the Company's review of Forms 3, 4 and 5 and any amendment thereto furnished to it pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all such forms were filed on a timely basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to November 1, 1997, all of the assets of the Company were held by the Company and Barbieri Investment Company (BIC), a sister corporation, directly, or indirectly through various partnerships (the "Partnerships") and corporations wholly-owned (with one exception) by the Company and/or BIC, as the case may be, and all of the properties owned by the Company, BIC and the Partnerships were managed by the Company, as the general partner of the Partnerships, or through various management agreements with BIC or the Partnerships. Effective November 3, 1997, BIC merged with and into the Company. The Merger was a stock-for-stock merger, pursuant to which the holders of the common stock of BIC and the holders of preferred and common stock of the Company received an aggregate of 7,072,025 shares of Common Stock of the Company pursuant to conversion ratios jointly determined by the boards of directors of the Company and BIC and unanimously approved by the shareholders of the Company and BIC. By effecting a merger of the holders of the general and limited partner interests in the Partnerships, the Merger resulted in the dissolution of, and a transfer to the Company of all assets and property held by, the Partnerships, with the exception of Cowley Street Limited Partnership in which the Company is general partner with an unrelated limited partner. Effective November 1, 1997, the Company (i) contributed certain assets not related to its core hospitality business to Inland Northwest Corporation, a wholly owned subsidiary of the Company ("INWC"), and (ii) distributed shares of capital stock of INWC and Huckleberry Bay Company, another wholly-owned subsidiary of the Company ("HBC"), on a pro rata basis, to the shareholders of the Company (the "Spin-Off"). The Spin-Off was structured as a tax-free transaction. If the Spin-Off is ultimately determined not to qualify as a tax-free transaction (other than as a result of (i) actions taken by the Company following the initial public offering that are approved by a majority of the Company's independent directors or (ii) transfers of a limited number of shares of Common Stock with the approval of the INWC Board of Directors by persons who were shareholders of the Company at the time of the Spin-Off), INWC will indemnify the Company for any tax liability the Company incurs. As a result of the foregoing transactions, the following assets are no longer part of the Company's operations: recreational real estate in Priest Lake, Idaho, a long-term residence inn operation, residential condominium properties, an interest in a milk processing and distribution business with associated real property, and a retail sales operation. The Company recorded management fees and other income of approximately $35,000, $31,000 and $27,000 during the years ended October 31, 1997,
     1996 and 1995, respectively, and $17,000 for the two months ended December 31, 1997 for performing management and administrative functions for INWC and HBC. In addition, the Company received commissions from INWC and HBC for real estate sales on behalf of INWC and HBC of $87,000, $7,000 and $51,000 for the years ended October 31, 1997, 1996 and 1995, respectively, and $1,000 for the two months ended December 31, 1997. In connection with the Spin-Off, the Company entered into an agreement with INWC, pursuant to which it will provide management, development, accounting and other administrative services to INWC in exchange for commissions, leasing fees, management fees, service fees and development fees, as applicable, based on certain percentages and costs incurred by the Company in connection with providing such services. The agreement is automatically renewed annually and is subject to termination at the option of either party upon 60 days' notice before such renewal date. During 1998 the Company recorded fees and other income from the INWC agreement in the amount of $219,000.

     The Company acquired a hotel property (Cavanaughs Templin's Resort) from Templin's Resort and Conference Center, Inc. in February 1998. Robert Templin, the President of Templin's Resort and Conference Center, Inc., has become a Director of the Company upon consummation of the initial public offering of the Company. The purchase price paid by the Company for this Hotel was $9.5 million consisting of cash, assumed indebtedness and a note to the seller. Mr. Templin and members of his immediate family own 100% of equity interest in Templins Resort and Conference Center, Inc. and are entitled to receive all of the net proceeds of the purchase price paid for this Hotel. The purchase price was determined through arm's-length negotiations between the Company and Mr. Templin. The note to seller and assumed debt were paid in full during 1998.

     In connection with the acquisition of certain real property, the Company incurred a $600,000 obligation payable to the Barbieri Family Foundation, Inc. ("BFF"), a corporation controlled by the estate of Louis Barbieri, the administrator of which is Kathryn Barbieri. Louis was the father and Kathryn is mother of Donald, Richard and Thomas Barbieri. BFF was entitled to receive a guaranteed interest payment of approximately $67,000 annually, which, pursuant to the terms of the obligation, increased by 3% annually. The Company had the right to repay its obligation in full at anytime after January 1997, and BFF had the right to require redemption in full at any time after January 1999. Interest expense of $67,000, $66,000 and $64,000 was paid by the Company to BFF during the years ended October 31, 1997, 1996 and 1995, respectively, and $11,000 for the two months ended December 31, 1997. The Company repaid this obligation in full upon closing of the initial public offering.

     Effective January 1, 1998, the Company issued an aggregate of 150,817 OP Units to BFF, Donald Barbieri, Richard Barbieri and Thomas Barbieri and 12,228 shares of Common Stock to Kathryn Barbieri in exchange for such persons' partnership interests in the G&B: Lincoln Building partnership.

     The Company had a $933,333 note payable to INWC. The note was paid in full upon closing of the initial public offering.

     The Company entered into employment agreements with each of Donald Barbieri, Arthur Coffey, Richard Barbieri, David Bell and Thomas Barbieri which provide for annual base salaries of $155,000, $130,000, $96,000, $96,000 and $96,000, respectively. Each executive officer is eligible to receive annual bonuses as determined by the Compensation Committee and will be entitled to participate in all existing or future benefit plans of the Company, on the same basis as other senior executive officers of the Company.

     At October 31, 1997, the Company had loans totaling approximately $11.5 million with Washington Trust Bank, of which Peter Stanton, a Director, is the Chief Executive Officer and President. As a result of a combination of loan repayments and correction of the percentage of participation by Washington Trust Bank in one loan, the loans with Washington Trust Bank as of December 31, 1998 totaled $1,436,000.

     With respect to future material transactions (or series of related transactions) between the Company and related parties, the Company has implemented a policy requiring any such transaction to be approved by a majority of the non-employee Directors, if any, upon such directors' determination that the terms of the transaction are no less favorable to the Company than those that could be obtained from unrelated third parties.


                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The Compensation Committee, which consists of two non-employee directors, implements and endorses the goals of the Company's executive compensation program, which reflect three guiding principles: (i) to provide compensation and benefits that allow the Company to maintain competitive compensation to attract and retain executives with the skills critical to the Company's long-term success, (ii) to reward performance in attaining business objectives and maximizing stockholder value and (iii) to encourage Company stock ownership through officer ownership guidelines that are monitored by the Committee on an ongoing basis.

     The Committee examines data for positions with similar responsibilities in other comparable companies of similar size. Because total compensation for executive officers was established in conjunction with the recent initial public offering of the Company in April of 1998 (see "1998 Employment Contracts, Grants of Stock and Stock Options and Exercises" below), the Committee has recommended no change for 1999 in total compensation for executive officers or the mix of pay elements (which include base salaries, annual incentives and long-term incentives in the form of stock options) other than: (a) a cost of living adjustment to base salaries of approximately 1.5%, and (b) a change of the base salary of Thomas Barbieri, on his promotion in 1999 to Executive Vice President, to the same base salary as Arthur Coffey, the Company's other Executive Vice President.

     EXECUTIVE COMPENSATION

     The following table provides information for the past two fiscal years concerning all compensation received by those persons who were, in 1998, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "named executive officers").

                        Summary Annual Compensation Table

     Name and Position           Year   Salary     Bonus      All Other (1)
     --------------------------  ----   --------   --------   -------------
     Donald K. Barbieri          1998   $139,110   $ 80,224        $8,404
     President/CEO               1997     88,776    256,037         7,129

     Arthur M. Coffey            1998   $117,246   $ 78,734    (2) $9,991
     Executive V.P./CFO          1997     76,680    211,055         8,799

     Thomas M. Barbieri (3)      1998   $ 88,140   $ 73,680        $8,245
     Senior V.P./Operations      1997     86,645     46,926         8,289

     Richard L. Barbieri         1998   $ 92,490   $ 40,018        $5,519
     Senior V.P./General         1997     79,572     50,891         6,544
     Counsel

     David M. Bell               1998   $ 89,391   $ 40,018        $8,909
     Senior V.P./Project         1997     67,530     36,136         7,667
     Design, Development and
     Construction

     (1) Includes contributions to the Company's 401(k) plan as well as premiums paid with respect to such executive officer's health and disability insurance policies.

     (2) Excludes value attributed to 3,000 shares of restricted stock granted to Arthur M. Coffey at the initial public offering (see "1998 Employment contracts, Grants of Stock and Stock optoins and Exercises" below).

     (3) Thomas M. Barbieri was named Executive Vice President/Operations effective January 1, 1999, at the same base salary as Arthur M. Coffey.

                 DIRECTORS AND EXECUTIVE OFFICERS OF REGISTRANT

     The following table sets forth certain information as of March 7, 1999 regarding the Company's directors and executive officers.


     NAME                        AGE    POSITION
     ------------------------    ---    --------------------------------
     Donald K. Barbieri           53    Chairman, President and Chief
                                          Executive Officer
     Arthur M. Coffey             43    Executive Vice President, Chief
                                          Financial Officer and Director
     Thomas M. Barbieri           41    Executive Vice President
                                          Operations and Director
     Richard L. Barbieri          56    Senior Vice President, General
                                          Counsel and Director
     David M. Bell                48    Senior Vice President--Project
                                          Design, Development and
                                          Construction
     Lori L. Farnell              44    Vice President--Sales and
                                          Marketing
     John M. Taffin               35    Vice President--Hotel Operations
     Jack G. Lucas                46    Vice President--Entertainment
     Peter F. Stanton             42    Director
     Ronald R. Taylor             51    Director
     Robert G. Templin            75    Director


     Donald K. Barbieri has been President and Chief Executive Officer and a Director of the Company since 1978 and Chairman of the Board since 1996. Mr. Barbieri joined the Company in 1969 and is responsible for the Company's development activities in commercial, residential, hotels and entertainment areas. Mr. Barbieri served as president of the Spokane Chapter of the Building Owners and Managers Association from 1974 to 1975 and served as president of the Spokane Regional Convention and Visitors Bureau from 1977 to 1979. He also served on the Washington Tourism Development Council from 1983 to 1985 and the Washington Economic Development Board while chairing the State of Washington's Quality of Life Task Force from 1985 to 1989. Mr. Barbieri is the brother of Richard and Thomas Barbieri and the brother-in-law of David Bell.

     Arthur M. Coffey has been Chief Financial Officer and Executive Vice President of the Company since June 1997 and a Director of the Company since 1990. Mr. Coffey served as Chief Operating Officer of the Company from 1990 to June 1997. Mr. Coffey has been in the hotel business since 1971 and joined the Company in 1981. Mr. Coffey is currently a trustee of the Spokane Area Chamber of Commerce, served as a director of the Washington State Hotel Association from 1996 to 1997, served as director of the Spokane Regional Convention and Visitors Bureau from 1982 to 1985 and served as president of the Spokane Hotel Association from 1989 to 1990.

     Thomas M. Barbieri has been Executive Vice President Operations of the Company since January 1, 1999, and a Director of the Company since 1985. From 1985 to 1997, Mr. Barbieri served as a Vice President of the Company. Mr. Barbieri joined the Company in 1979 and from 1987 to the present has overseen the management, supervision, and development of the Company's real estate portfolio. From 1982 to 1987, Mr. Barbieri was Operations Manager of the Company's hospitality division. From 1979 to 1981, Mr. Barbieri was the General Manager of Cavanaughs River Inn. He served on Washington State Governor Lowery's Real Estate Advisory Council from 1993 to 1994, as a president of the Downtown Spokane Association from 1992 to 1994, as a director of the Spokane Convention and Visitors Bureau from 1983 to 1987, as a trustee of the Spokane Area Chamber of Commerce from 1987 to 1991 and as a director of the Spokane Economic Development Council from 1991 to 1996. Mr. Barbieri is the brother of Donald and Richard Barbieri and the brother-in-law of David Bell.

     Richard L. Barbieri has been a Senior Vice President of the Company since September 1997, full-time General Counsel of the Company since 1995 and a Director of the Company since 1978. From 1994 to 1997, Mr. Barbieri served as a Vice President of the Company. From 1978 to 1995, Mr. Barbieri served as outside counsel and Secretary of the Company, during which time he was engaged in the practice of law at Edwards and Barbieri, a Seattle law firm, and then at Riddell Williams (now Riddell Williams/Graham & James), a Seattle law firm, where he chaired the real estate practice group. Mr. Barbieri has also served as chairman of various committees of the State and County Bar Association and as a member of the governing board of the County Bar Association. He also served as vice chairman of the Citizens' Advisory Committee to the Major League Baseball Stadium Public Facilities District in Seattle in 1996 and 1997. Mr. Barbieri is the brother of Donald and Thomas Barbieri and the brother-in-law of David Bell.

     David M. Bell has been Senior Vice President--Project Design, Development and Construction of the Company since September 1997 and a Director of the Company since 1985. From 1985 to 1997, Mr. Bell served as Vice President of the Company. He is in charge of new project development, property renovations and major building construction. Since joining the Company in 1984, Mr. Bell has been responsible for numerous projects, including the development of the CHC Building, the Cavanaughs at Kalispell Center hotel and the Kalispell Center Mall, two major room tower additions to Cavanaughs Inn at the Park and the conversion of the U.S. Bank of Washington office building in Seattle into Cavanaughs on Fifth Avenue. Mr. Bell is a registered Professional Engineer. Mr. Bell is the brother-in-law of Donald, Richard and Thomas Barbieri.

     Lori L. Farnell has been the Vice President--Sales and Marketing since October 1993. Ms. Farnell joined the Company in 1981 as Director of Sales for the hospitality division. Ms. Farnell is responsible for directing the sales and marketing activities of the Company and the in-house advertising and art department. Prior to joining the

     Company, Ms. Farnell worked as Director of Sales for the Spokane Davenport Hotel. She is a member of the Eastern Washington University Foundation Board, the Sacred Heart Hospital Ambassadors Board, a past President and Woman of the Year of Executive Women International and an active member of the Washington Society of Association Executives and the National Tour Association.

     John M. Taffin has been Vice President--Hotel Operations since September 1997. Mr. Taffin is responsible for the Company's overall hotel operations and directs the Company's yield management strategy. Mr. Taffin joined the Company's hospitality division in November 1995 as a regional manager. Mr. Taffin's prior lodging experience includes 13 years of service with Red Lion Hotels, during which time he was a general manager of various full service hotels throughout the Northwest. Prior to September 1997, Mr. Taffin was responsible for all aspects of operations for the Hotels located in Spokane.

     Jack G. Lucas has been Vice President--Entertainment Services Division since June 1998. Mr. Lucas joined the Company in 1987 as General Manager for G&B Select-a-Seat. Mr. Lucas is responsible for the overall operation and direction of the Entertainment Division, which consists of G&B Select-a-Seat, Cavanaughs Entertainment, and the 800 Call Center. Prior to joining the Company, Mr. Lucas worked on the management staff for the private Spokane Entertainment Facilities.
     Mr. Lucas graduated from Eastern Washington University. Mr. Lucas is a member and past President of the Spokane Central Lions Club, current Vice President, Board of Directors, Big Brothers and Sisters of Spokane County, Board Member of the Spokane Lilac Blind Foundation, as well as other civic organizations within the Spokane community.

     Peter F. Stanton has been a Director of the Company since April 1998. Mr. Stanton is the Chairman, Chief Executive Officer and President of Washington Trust Bank. Mr. Stanton has been with Washington Trust Bank since 1982 and has served as its President since 1990, Chief Executive Officer since 1993 and Chairman since 1997. Mr. Stanton is also Chief Executive Officer, President and a director of W.T.B. Financial Corporation (a bank holding company) and a director of Northern State Bank and Reardon and Rivard & Associates (a registered investment advisor). In addition to serving on numerous civic boards, Mr. Stanton was president of the Washington Bankers Association from 1995 to 1996 and serves as state chairman of the American Bankers Association for 1997 and 1998.

     Ronald R. Taylor has been a Director of the Company since April 1998. He has been a General Partner of Enterprise Partners, a venture capital firm since April, 1998. From 1996 to 1998, Mr. Taylor has worked as an independent business consultant. From 1987 to 1996, Mr. Taylor was chairman, president and chief financial officer of Pyxis Corporation (a health care services provider). He is currently a director of Watson Pharmaceuticals, Inc. (a pharmaceutical manufacturer), and several privately held companies.

     Robert G. Templin has been a Director of the Company since April 1998. Mr. Templin has had 50 years of continuous experience in ownership, acquisition and disposition, transaction counseling, development, construction and management work in the lodging industry in the Northwest. From 1962 to 1983, he was Chief Executive Officer of Western Frontiers, a hotel operator. Since 1986, Mr. Templin has served as governor for District II for Best Western, Inc. In 1986, he built Templin's Resort and Conference Center. He served as president of the Idaho Inn Keepers Association from 1975 to 1976 and president of the Coeur d'Alene Chamber of Commerce in 1963. Mr. Templin also served on the Government Affairs Committee of Holiday Inn, Inc. from 1981 to 1982. In addition to his responsibilities as a Director of the Company, Mr. Templin continues to serve as a representative of Region one of the Idaho Travel Council under the Idaho Department of Commerce.

                 1998 EMPLOYMENT CONTRACTS, GRANTS OF STOCK AND
                           STOCK OPTIONS AND EXERCISES

     EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Donald Barbieri, Arthur Coffey, Richard Barbieri, David Bell and Thomas Barbieri which provided for 1998 base salaries of $155,000 in the case of Donald Barbieri, $130,000 in the case of Mr. Coffey, and $96,000 in the case of Richard Barbieri, Mr. Bell and Thomas Barbieri, subject, in each case, to periodic increases. Each executive officer will be eligible to receive annual bonuses as determined by the Compensation Committee and will be entitled to participate in all existing or future benefit plans of the Company, on the same basis as other senior officers of the Company.

     The employment agreements with these Named Executive Officers (as used below, each an "Executive") will be substantially similar and provide as follows. Each Executive shall serve in the position described above through December 31, 1999, unless terminated earlier in accordance with the terms of such agreement. Thereafter, each agreement will automatically be renewed for additional one-year periods, unless terminated by either party upon 120 days' notice prior to any renewal. Each agreement may be terminated by the Company for Cause (as defined in such agreement) or by the Executive (i) for Good Reason (as defined in such agreement) or (ii) within six months of a Change of Control of the Company (as defined in such agreement). If the Executive terminates the agreement for Good Reason (or the Company terminates the agreement without Cause) or, after the initial term ends, unilaterally determines to not renew such Executive's agreement, the Executive will receive a severance payment equal to two times such Executive's total compensation in the prior year, plus a continuation of all benefits for a two-year period, and all outstanding options of such Executive shall become fully vested. If the Executive terminates the agreement following a Change of Control, the severance payment will be equal to three times such Executive's total compensation for the prior year. The Executive is required to devote his full business time and attention to the business and affairs of the Company, except that he may devote such reasonable amount of time, as he determines, to (i) serving, with the approval of the Board, as a director, trustee or member of any board or committee of any organization, (ii) engaging in charitable and community activities, (iii) managing his personal investments and affairs, and (iv) acting as a director and officer of Inland Northwest Corporation, previously a wholly-owned subsidiary of the Company; provided, however, that such activities may not involve any material conflict of interest with the interests of the Company or interfere materially with the performance of his duties and responsibilities under such agreement.

     Each Executive is eligible to receive a bonus under the Company's management bonus plan or such other plan adopted from time to time. The award and amount of such bonus shall be based upon the Compensation Committee's determination of such Executive's actual performance as measured against established goals. The Company has also agreed to reimburse the Executive for any federal, state or local excise taxes ("Excise Tax"), and any additional taxes to which he may be subject, on any payments to the Executive from the Company as a result of accelerated vesting of his options, up to a maximum reimbursement equal to two times the amount of such Excise Tax.

     RESTRICTED STOCK AND CERTAIN STOCK OPTION GRANTS

     The Company has entered into an agreement to issue an aggregate of 55,000 restricted shares of Common Stock under the 1998 Stock Incentive Plan (described below) to five members of senior management:
     Arthur Coffey (15,000 shares), John Taffin (10,000 shares), Lori Farnell (10,000 shares), David Peterson (10,000 shares) and Shannon Kapek (10,000 shares). Twenty percent of each recipient's stock grant was issued on the date of the initial public offering of the Company and an additional twenty percent will be issued on each anniversary of such date, provided such person is an employee of the Company at that time.

     In connection with the initial public offering of the Company, options to purchase up to 900,000 shares of Common Stock were granted pursuant to the 1998 Stock Incentive Plan, at an exercise price equal to the initial public offering price of $15/share. Through December 31, 1998, the following options were granted to: Donald Barbieri (90,594 shares), Arthur Coffey (55,513 shares), Richard Barbieri (45,532 shares), Thomas Barbieri (45,419 shares) and David Bell (45,452 shares). The options have a term of ten years. Fifty percent of each recipient's options will vest on the fourth anniversary of the date of grant and the remaining 50% will vest on the fifth anniversary of the date of grant. This vesting schedule will change if, beginning one year after the option grant date, the stock price of the Common Stock remains at the following appreciation levels (measured as a percentage increase over the stock price at the time the option was granted) for 60 consecutive trading days:

                   PERCENT OF                       OPTION
               SHARE PRICE INCREASE             SHARES VESTED:
               --------------------             --------------
                        25%                           25%
                        50%                           50%
                        75%                           75%
                       100%                          100%


     Such options shall be exercisable, subject to vesting, for ten years from the date of grant and in all other respects shall be subject to the terms and conditions of the 1998 Stock Incentive Plan. Vesting of such options is also conditioned upon the holder's employment with the Company on the scheduled vesting date. No options had been exercised or were capable of being exercised as of December 31, 1998.

     1998 STOCK INCENTIVE PLAN

     In January 1998, the Board adopted the 1998 Stock Incentive Plan to attract and retain officers, key employees and consultants. Additional options may be granted subject to Board approval. An aggregate of 1,200,000 shares of Common Stock, subject to adjustment for stock splits, stock dividends and similar events, has been authorized for issuance upon exercise of options, stock appreciation rights ("SARs"), and other awards, including restricted or deferred stock awards under the 1998 Stock Incentive Plan. The Compensation Committee administers the 1998 Stock Incentive Plan and determines to whom options, SARs, restricted stock purchase rights and other awards are to be granted and the terms and conditions, including the number of shares and the period of exercisability, thereof. Upon consummation of the Offering, non-employee Directors were granted options under the 1998 Stock Incentive Plan to purchase 10,000 shares of Common Stock, subject to one year restriction on sale and vesting equal percentages over five years.

     The 1998 Stock Incentive Plan authorizes the grant or issuance of various options and other awards. Nonqualified stock options ("NQSOs") may be granted for any term specified by the Compensation Committee and will provide for the right to purchase Common Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), may be less than fair market value on the date of grant (but not less than par value), and may become exercisable (at the discretion of the Compensation Committee) in one or more installments after the date of grant. Incentive stock options may be granted only to employees and if granted will be designed to comply with the provisions of the Code and will be subject to restrictions contained in the Code, including having an exercise price equal to at least 100% of fair market value of Common Stock on the grant date and ten year restriction on their term, but may be subsequently modified to disqualify them from treatment as an incentive stock option. The maximum fair market value

     (determined on the date of grant) of shares which may be issued pursuant to incentive stock options granted under the 1998 Stock Incentive Plan to any individual in any calendar year may not exceed $100,000. SARs granted by the Compensation Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of the Common Stock over the exercise price of the related option or other awards, but alternatively may be based upon other criteria such as book value. Participants may receive dividend equivalents representing the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant. Performance awards may be granted by the Compensation Committee on an individual or group basis and may include bonus or "phantom" stock awards that provide for payments based upon increases in the price of the Common Stock over a predetermined period. Restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Deferred stock awards may be granted to partiipants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Compensation Committee. Whereas purchasers of restricted stock will have voting rights and will receive dividends prior to the time when the restrictions lapse, recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

     Payments for the shares purchased upon the exercise of options may be in cash or, if the terms of an option so provide, with shares of Common Stock owned by the optionee (or issuable upon exercise of the option) or with other lawful consideration, including services rendered.

     No option, SAR or other right to acquire Common Stock granted under the 1998 Stock Incentive Plan may be assigned or transferred by the grantee, except by will or the laws of succession, although the shares underlying such rights may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any option or right, such option or right may be exercised only by the holder.

     The Compensation Committee will have the right to accelerate, in whole or in part, from time to time, including upon a change in control of the Company, conditionally or unconditionally, the right to exercise any option or other award granted under the 1998 Stock Incentive Plan.

     Amendments of the 1998 Plan to increase the number of shares as to which options, SARs, restricted stock and other awards may be granted (except for adjustments resulting from stock splits and similar events) will require the approval of the Company's shareholders. In all other respects, the 1998 Stock Incentive Plan may be amended, modified, suspended or terminated by the Compensation Committee, unless such action would otherwise require shareholder approval as a matter of applicable law, regulation or rule. Amendments of the 1998 Stock Incentive Plan will not, without the consent of the participant, affect such person's rights under an award previously granted, unless the award itself otherwise expressly so provides. The 1998 Stock Incentive Plan will terminate ten years after the date the 1998 Stock Incentive Plan was adopted by the Board and approved by the Company's shareholders.

                             STOCK PRICE PERFORMANCE

     The following graph depicts the Company's Common Stock price performance relative to the performance of the Russell 2000 Composite Index and the Standard & Poor's Lodging-Hotels Index.

                     Comparison of Cumulative Total Returns*

     (A graph depicting a comparison of Cavanaughs to the Russell 2000 and the S&P Lodging-Hotels which indicate the following cumulative returns at December 31, 1998)

                               Initial Investment
                               April 3, 1998          December 31, 1998
                               ------------------     -----------------
       Cavanaughs                   $100.00                $71.67
       Russell 2000                 $100.00                 87.84
       S&P Lodging-Hotels           $100.00                 73.99

       *Total return is based on $100 initial investment and reinvestment of dividends.

     The graph above assumes an investment of $100 in the Company's Common Stock, the Russell 2000 Composite Index and the Standard & Poor's Lodging-Hotels Index commencing April 3, 1998 and ending December 31, 1998, and assumes a reinvestment of all dividends. The Company has not paid cash dividends on its Common Stock. Note that the Company's Common Stock price performance on the graph above is not necessarily indicative of future stock price performance.

                                 RETIREMENT PLAN

     The Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") effective as of March 1, 1989 covering all employees who have been employed by the Company for at least 90 days and who are at least 21 years of age. Pursuant to the 401(k) Plan, participants may elect to reduce their current compensation by not less than 1.0% nor more than 15.0% of eligible compensation. The amount of each participant's contributions to the 401(k) Plan is partially matched by the Company based on years of service and amounts contributed, up to 3% of a participant's earnings. The trustee under the 401(k) Plan invests the assets of the 401(k) Plan in designated investment options. The Company may amend the 401(k) Plan to permit participants to designate the Company's Common Stock as an investment option; provided, however, no more than 15% of a participant's total investments in the 401(k) Plan may be allocated to the Common Stock. The 401(k) Plan is intended to qualify under Section 401 of the Code so that (i) contributions to the 401(k) Plan, and the income earned on such contributions, are not taxable to participants until withdrawn from the 401(k) Plan and (ii) contributions by the Company are deductible by the Company when made for income tax purposes.


                         CHANGE OF CONTROL ARRANGEMENTS

     CERTAIN PROVISIONS OF ARTICLES AND BY-LAWS AFFECTING CONTROL

     The By-Laws provide for shareholder action by written consent and the Articles reserve to the directors the exclusive right to change the number of directors or to fill vacancies on the Board. The Articles also provide for the Board to be divided into three classes of directors serving staggered three year terms. As a result, approximately one-third of the Board will be elected each year. The purpose and intended effect of the above described provisions in the Articles and By-Laws are to enhance the continuity and stability of the Company's management by making it more difficult for shareholders to remove or change the incumbent members of the Board. Such provisions, coupled with the ownership by existing shareholders of approximately 60% of the Common Stock following the Offering, could also render the Company more difficult to be acquired pursuant to an unfriendly acquisition by an outsider by making it more difficult for such person to obtain control of the Company and replace current management without the approval of the Board.

     WASHINGTON ANTI-TAKEOVER STATUTE

     Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a takeover or change in control of the Company. Chapter 23B.19 of the Washington Act prohibits the Company, with certain exceptions, from engaging in certain significant business transactions with an "acquiring person" (defined as a person who acquires 10% or more of the Company's voting securities without the prior approval of the Board) for a period of five years after such acquisition. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. The Company may not exempt itself from coverage of this statute.

              PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF AUDITORS

     Unless instructed to the contrary, it is intended that votes be cast pursuant to the accompanying proxy for the ratification of the appointment of PricewaterhouseCoopers LLP as auditors for the Company for 1999. PricewaterhouseCoopers LLP has audited the accounts of the Company for 1998. Representatives of PricewaterhouseCoopers LLP are expected to attend the Meeting and will have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

     The Board of Directors recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as auditors for the Company for 1999.

     In the event that the ratification of the appointment of auditors is not made by a majority of the shares entitled to vote thereon, the selection of other auditors will be considered by the Board of Directors.

                            EXPENSES OF SOLICITATION

     The accompanying proxy is solicited by and on behalf of the Board of Directors, and the entire cost of such solicitation will be borne by the Company. The Company will distribute proxy materials to beneficial owners and may solicit proxies by personal interview, mail, telephone and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held on the record date by such persons.

                                  OTHER MATTERS

     The Company knows of no other matters that are likely to be brought before the Meeting. If, however, other matters that are not now known or determined come before the Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their judgment.

                            PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders to be considered for inclusion in the Proxy Statement and proxy for the Company's 2000 Annual General Meeting of Stockholders must be received by the Company's General Counsel by November 8, 1999.

                  ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

     A copy of the Company's 1998 Annual Report on Form 10-K for the year ended December 31, 1998 as filed with the Securities and Exchange Commission is being mailed with this Proxy Statement to each stockholder of record. Stockholders not receiving a copy of such Annual Reports may obtain one without charge by writing or calling Stephen Barbieri, 201 West North River Drive, Suite 100, Spokane, Washington 99201, (509) 459-6100.

          By Order of the Board of Directors
          Richard L. Barbieri
          General Counsel
          Spokane, Washington
          March 19, 1999

     SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14 (A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.)
                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]
                           Check the appropriate box:

     [ ]  Preliminary Proxy Statement

     [ ] Confidential, for use of the Commission Only as permitted by Rule 14a-6(e)(2)

     [X]  Definitive Proxy Statement

     [ ]  Definitive Additional Materials

     [ ]  Soliciting Material Pursuant to Rule 14a-111(c) or Rule 14a-12

                       CAVANAUGHS HOSPITALITY CORPORATION
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement,
                         if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

          (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     [ ]  Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing y registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed: